Exhibit 99.1

Explanation of Responses:

(2)
On March 8, 2018, the reporting person exercised (i) a warrant to purchase 18,787 shares of the Issuer for $26.18 a share and (ii) a warrant to purchase 35,561 shares of the Issuer for $28.28 a share. The reporting person paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 50,547 of the warrant shares to pay the exercise price and issuing to the reporting person the remaining 54,348 shares. The Issuer also paid $84.73 to the reporting person in lieu of fractional shares.

(3)
On March 9, 2018, The Descendant’s Trust f/b/o Grace Dora Lieberman (“Trust I”) exercised (i) a warrant to purchase 23,424 shares of the Issuer for $24.24 a share, (ii) a warrant to purchase 23,425 shares of the Issuer for $26.18 a share and (ii) a warrant to purchase 23,425 shares of the Issuer for $28.28 a share. Trust I paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 32,204 of the warrant shares to pay the exercise price and issuing to Trust I the remaining 38,070 shares. The Issuer also paid $155.15 to Trust I in lieu of fractional shares.

(4)
On March 9, 2018, The Descendant’s Trust f/b/o Samuel Aaron Lieberman (“Trust II”) exercised (i) a warrant to purchase 23,424 shares of the Issuer for $24.24 a share, (ii) a warrant to purchase 23,425 shares of the Issuer for $26.18 a share and (ii) a warrant to purchase 23,425 shares of the Issuer for $28.28 a share. Trust II paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 32,204 of the warrant shares to pay the exercise price and issuing to Trust II the remaining 38,070 shares. The Issuer also paid $155.15 to Trust II in lieu of fractional shares.

(5)
On March 9, 2018, The Descendant’s Trust f/b/o Cara Tillie Lieberman (“Trust III”) exercised (i) a warrant to purchase 23,424 shares of the Issuer for $24.24 a share, (ii) a warrant to purchase 23,425 shares of the Issuer for $26.18 a share and (ii) a warrant to purchase 23,425 shares of the Issuer for $28.28 a share. Trust III paid the exercise price on a cashless basis, resulting in the Issuer’s withholding of 32,204 of the warrant shares to pay the exercise price and issuing to Trust III the remaining 38,070 shares. The Issuer also paid $155.15 to Trust III in lieu of fractional shares.

(6)
This includes shares contributed by the reporting person to a grantor retained annuity trust for the benefit of himself and his three children. As the reporting person is not the trustee of the grantor retained annuity trust, the reporting person disclaims beneficial ownership of the securities held by such grantor retained annuity trust.

(7)
This includes shares distributed from a grantor retained annuity trust for the benefit of the reporting person and his three children to three descendants’ trusts for the respective benefit of such children. The reporting person disclaims beneficial ownership of the securities held by such descendants’ trusts.

(8)	This includes 1,995 shares beneficially owned by the reporting person through Bond Street Management, LLC.

(9)
Exercisable in three substantially equal portions on each of the 6-month, 18-month and 30-month anniversaries of the consummation of the initial public offering. The exercise price at the 6-month anniversary of the consummation of the initial public offering is $24.24, the exercise price at the 18-month anniversary of the consummation of the initial public offering is $26.18 and the exercise price at the 30-month anniversary of the consummation of the initial public offering is $28.28.